Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MACH NATURAL RESOURCES GP LLC

i

ii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
MACH NATURAL RESOURCES GP LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Mach Natural Resources GP LLC (the “Company”), dated as of [•], 2023, is entered into by BCE-Mach Aggregator LLC, a Delaware limited liability company (the “BCE Member”) and Mach Resources LLC, a Delaware limited liability company (the “Mach Member”, and together with the BCE Member, the “Members”).

RECITALS:

WHEREAS, on May 26, 2023, the Company was formed as a limited liability company organized and existing under the Laws of Delaware pursuant to the Delaware Certificate (as defined herein) filed with the Secretary of State of the State of Delaware;

WHEREAS, the BCE Member, as the sole member of the Company, adopted a limited liability company agreement of the Company effective as of [•], 2023;

WHEREAS, the Members desire to enter into this Amended and Restated Limited Liability Company Agreement (the “Agreement”).

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Members hereby enter into this Agreement:

Article I
DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) a credit to such Capital Account of any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and (ii) a debit to such Capital Account of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Recitals.

“Allocation Period” means the period (a) commencing on the date hereof or, for any Allocation Period other than such first Allocation Period, the day following the end of a prior Allocation Period and (b) ending (A) on the last day of each Fiscal Year, (B) on the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(i), (ii), (iii) or (v) of the definition of Book Value occurs, (C) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(iv) of the definition of Book Value occurs, or (D) on any other date determined by the Board.

“Authorized Representative” has the meaning assigned to such term in Section 3.5.

“Board” has the meaning assigned to such term in Section 2.2.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of such contribution as reasonably determined by the Board.

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(v) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of such distribution, as reasonably determined by the Board.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Profits” or “Losses” or Section 5.2(f); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the depreciation, amortization and other cost recovery deductions taken into account with respect to such property for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Capital Account” has the meaning assigned to such term in Section 4.2(a).

“Capital Contribution” has the meaning assigned to such term in Section 4.1.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Company liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Chairman” has the meaning assigned to such term in Section 6.4(d).

“Code” means the Internal Revenue Code of 1986, as amended, and corresponding provisions of succeeding law.

“Common Units” means the common units of the Partnership issued pursuant to the Partnership Agreement.

“Company” means Mach Natural Resources GP LLC, a Delaware limited liability company, and any successors thereto.

“Company Minimum Gain” has the meaning given to “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

“Delaware Certificate” has the meaning assigned to such term in Section 2.1.

“Directors” has the meaning assigned to such term in Section 6.2.

“Family Transferees” has the meaning assigned to such term in Section 10.4(b).

“Group Member” has the meaning assigned to such term in Partnership Agreement.

“Group Member Agreement” means the partnership agreement of any Group Member, that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership or limited liability company, as the same may be amended, supplemented or restated from time to time.

“Indemnitee” means (a) the Members; (b) any Person who is or was an Affiliate of the Company; (c) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Company, any Group Member or the Partnership; (d) any Person who is or was serving at the request of the Board as a member, partner, director, officer, fiduciary or trustee of another Person, in each case, acting in such capacity, provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director that (a) meets the meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Partnership Interests of the Partnership are listed or admitted to trading and (b) does not constitute a part of the Member Group of the Member that appointed or is seeking to appoint such Director.

“Joint Venture Agreement” has the meaning assigned to such term in the Partnership Agreement.

“Management Services Agreement” means that certain management services agreement, dated [●], 2023, by and between the Company, the Partnership and the Mach Member.

“Member Group” means, with respect to a Member, such Member’s Affiliates and the directors, officers and employees of such Member and such Affiliates and, with respect to the Mach Member, Family Transferees of its Affiliates, directors, officers and employees; provided that, for the purposes of the use of such term in the definition of “Percentage Interest” any such directors, officers and employees shall have been serving in such role with respect to such Member or its applicable Affiliate for at least one year prior to the date of determination.

“Member Nonrecourse Debt” has the meaning given to “partner nonrecourse debt” under Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to “partner nonrecourse debt minimum gain” under Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning given to “partner nonrecourse deductions” under Treasury Regulations Section 1.704-2(i)(1).

“Membership Interest” means all of the Members’ rights and interest in the Company in the Members’ capacity as the Members, all as provided in the Delaware Certificate, this Agreement and the Act, including the Members’ interests in the capital, income, gain, deductions, losses and credits of the Company.

“Officer” has the meaning assigned to such term in Section 7.1(a).

“Partnership” means Mach Natural Resources L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as it may be further amended, supplemented or restated from time to time.

“Partnership Interests” has the meaning assigned to such term in the Partnership Agreement.

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, any Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder and any administrative guidance with respect thereto.

“Percentage Interest” means, as to any Member, the percentage obtained by dividing (a) the number of Common Units held by such Member and its Member Group by (b) the total number of Common Units held by all Members and their respective Member Groups at the time in question.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) items of depreciation, amortization, and other cost recovery deductions with respect to any asset having a Book Value that differs from its adjusted tax basis shall be computed by reference to the asset’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items that are allocated pursuant to Section 5.2 shall not be taken into account in computing Profits and Losses, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in this definition of Profits or Losses.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, for so long as any Person is not consolidated in the Company’s financial statements for accounting purposes, then such Person will not be deemed a “Subsidiary” of the Company.

“Third Party” means any Person other than a Member and such Member’s Member Group.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as they may be amended from time to time.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

Article II
ORGANIZATION

Section 2.1 Formation.

The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, the “Delaware Certificate”) on May 26, 2023 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original Agreement.

Section 2.2 Name.

The name of the Company is “Mach Natural Resources GP LLC” and all Company business will be conducted in that name or such other names that comply with Applicable Law as the Board of Directors of the Company (the “Board”) may select. The Board may change the name of the Company at any time and from time to time, and shall promptly notify the Members of such change.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate.

Section 2.4 Purpose and Business.

The purpose of the Company is to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and to engage in any lawful business or activity ancillary or related thereto.

Section 2.5 Powers.

The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.6 Term.

The term of the Company commenced upon the filing of the Delaware Certificate on May 26, 2023 in accordance with the Act and shall continue until the dissolution of the Company in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.

Section 2.7 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Members shall not have any ownership interest in such Company assets or any portion thereof.

Article III
MEMBERSHIP INTERESTS; RIGHTS OF MEMBERS

Section 3.1 Membership Interests.

The limited liability company interests in the Company shall be expressed as comprising a Member’s Membership Interest. As of the date hereof, the Persons listed on Exhibit A are the sole Members of the Company and have the Percentage Interests set forth opposite each such Member’s name thereon. Exhibit A shall be amended from time to time to reflect any changes in the Members and their respective Membership Interests and Percentage Interests without the further vote, act or consent of any Member.

Section 3.2 Meetings of Members.

Meetings of the Members may be held for any purpose or purposes and may be called by the Board or upon the request of any Member. Meetings of the Members may be held outside the State of Delaware at such location as designated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members or Authorized Representatives participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 3.3 Voting.

Members shall be entitled to vote on all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.4 Quorum; Voting Requirement.

The presence, in person or by proxy, of all of the Members shall constitute a quorum for the transaction of business by the Members. The affirmative vote of a majority of the Members shall constitute a valid decision of the Members, except where a different vote is required by the Act or this Agreement.

Section 3.5 Proxies.

Any Member entitled to vote but expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated.

Section 3.6 Action Without Meeting.

Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by all Members. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed.

Section 3.7 Notice.

Notice stating the place, day and hour of any meeting of Members and the purpose for which the meeting is called shall be delivered pursuant to Section 11.1 not less than three Business Days nor more than 60 days before the date of the meeting by or at the direction of the Board or the Member calling the meeting, to each Member entitled to vote at such meeting.

Section 3.8 Waiver of Notice.

When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member or its Authorized Representative, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice. Attendance at a meeting will be deemed a waiver of Notice, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 3.9 Distributions.

Subject to the Act and any agreements to which the Company is subject, cash of the Company which is not required, in the judgment of the Members, to meet obligations of the Company nor reasonably necessary for future operations shall be distributed to the Members, pro rata in proportion to Percentage Interests, at least quarterly.

Article IV
CAPITAL CONTRIBUTIONS;
NATURE OF MEMBERSHIP INTEREST

Section 4.1 Capital Contributions.

Each of the Members has made a contribution to the capital of the Company (a “Capital Contribution”) as reflected on Exhibit A. The Members shall not be required to make any other Capital Contributions.

Section 4.2 Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the Contributed Property that the Company is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2 and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company, (B) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Losses pursuant to Section 5.1 and any other items of loss or deduction allocated to such Member pursuant to Section 5.2, and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) In the event of a transfer of Membership Interests made in accordance with this Agreement, the Capital Account of the transferor that is attributable to the transferred Membership Interest shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c) Except as otherwise required by the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 4.3 Fully Paid and Non-Assessable Nature of Membership Interests.

All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.

Article V
ALLOCATIONS

Section 5.1 Allocation of Profits and Losses.

Except as set forth in Section 5.2, Profits and Losses for each Allocation Period shall be allocated to the Members in accordance with their respective Percentage Interests.

Section 5.2 Special Allocations.

(a) Allocation to Reflect Economic Arrangement of Members. Notwithstanding the provisions of Section 5.1 requiring Company income and losses to be allocated in accordance with the Members’ respective Percentage Interests, the Members understand that special allocations of Company tax items, including but not limited to income, gain, loss, credits and deductions, may be necessary to accurately reflect the underlying economic arrangement of the Members.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Allocation Period, each Member shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 5.2, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated a pro rata portion of items of Company net operating income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.2(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704 - 1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section were not in the Agreement.

(e) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Period, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.2 have been made as if Section 5.2(d) hereof and this Section were not in the Agreement.

(f) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(g) Nonrecourse Deductions. Nonrecourse Deductions, as that term is defined in Section 1.704-2(b)(1) of the Treasury Regulations, for any Allocation Period or other period shall be specially allocated among the Members in proportion to their respective Percentage Interests.

(h) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Period or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

Section 5.3 Income Tax Allocations.

(a) General Tax Allocations. Except as otherwise provided in this Section 5.3, all items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 5.1.

(b) Allocation in Accordance with Section 704(c). Notwithstanding anything to the contrary in this Article V, any income, gain, loss, or deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the Book Value of that property at the time it was contributed to the Company in the manner provided by and to the full extent required by Code Section 704(c) and Treasury Regulations Section 1.704-3 using any permissible method determined by the Board to be appropriate; provided, however, with respect to any such property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv)(g) or any successor provision for allocations to them of depreciation, depletion, amortization, and gain or loss, as computed for book purposes.

(c) Depreciation Recapture. Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Section 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of allocations pursuant to Treasury Regulations Section 1.704-3(d)), and (ii) recapture of any grants or credits shall be allocated to the Members in accordance with applicable law.

(d) Allocation of Tax Credits. Tax credits of the Company, if any, shall be allocated among the Members as provided in Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Limited Application of Section 5.3. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way he taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items, or distributions pursuant to any provision of this Agreement.

Section 5.4 Other Allocation Rules.

(a) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Board and permissible under the Treasury Regulations.

(c) The definition of Capital Account set forth in Section 4.2(a) and the allocations set forth herein are intended to comply with the Treasury Regulations. If the Board determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Board is authorized to make any appropriate adjustments.

Section 5.5 Interpretation. The provisions set forth in Section 4.2 and this Article V shall apply to the extent permitted or required by applicable law, as determined by the Board.

Article VI
MANAGEMENT AND OPERATION OF BUSINESS

Section 6.1 Management of the Company

(a) Subject to Section 6.1(b) and Section 6.1(c), the management of the Company is fully reserved to the Members, and the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

(b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) Subject to the other provisions of this Agreement expressly requiring Member consent or approval, the Members hereby delegate to the Board to the fullest extent permitted under this Agreement and Delaware law, all power and authority related to the Company’s management and control of the business affairs of the Company and the Partnership Group (the “Business”).

Section 6.2 Establishment of the Board; Board Composition.

The number of directors (the “Directors”) constituting the Board shall be fixed from time to time by unanimous consent of the Members, except as specifically set forth below. The Directors shall serve as Directors of the Company for their term of office established pursuant to Section 6.5. As of the date hereof, the Board shall be composed of five Directors, as initially set forth on Exhibit B. The Directors shall be appointed as follows:

(a) The Mach Member shall be entitled to appoint: (i) if the Mach Member’s Percentage Interest is greater than 0% but equal to or less than 25%, one (1) director, (ii) if the Mach Member’s Percentage Interest is greater than 25% but equal to or less than 50%, two (2) directors, (iii) if the Mach Member’s Percentage Interest is greater than 50% but equal to or less than 75%, three (3) directors, (iv) if the Mach Member’s Percentage Interest is greater than 75% but less than 100%, four (4) directors, and (v) if the Mach Member’s Percentage Interest is 100%, five (5) directors (such directors, the “Mach Directors”); and

(b) The BCE Member shall be entitled to appoint: (i) if the BCE Member’s Percentage Interest is greater than 0% but equal to or less than 25%, one (1) director, (ii) if the BCE Member’s Percentage Interest is greater than 25% but equal to or less than 50%, two (2) directors, (iii) if the BCE Member’s Percentage Interest is greater than 50% but equal to or less than 75%, three (3) directors, (iv) if the BCE Member’s Percentage Interest is greater than 75% but less than 100%, four (4) directors, and (v) if the BCE Member’s Percentage Interest is 100%, five (5) directors (such directors, the “BCE Directors”).

Section 6.3 Non-Independent Directors.

(a) Mach Non-Independent Director. The Mach Member, to the extent permitted to appoint Mach Directors, shall only be entitled to appoint one Director that is not Independent (a “Non-Independent Director”).

(b) BCE Non-Independent Director. The BCE Member, to the extent permitted to appoint BCE Directors, shall only be entitled to appoint one Non-Independent Director.

Section 6.4 The Board; Delegation of Authority and Duties.

(a) Members and Board. The business and affairs of the Company related to the Business, including its management and control of the business and affairs of the Partnership in its capacity as general partner of the Partnership, shall be managed under the direction of the Board, which shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. Except as otherwise provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company.

(b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers, including delegating such rights and powers of the Board to agents, employees and Officers of the Company. The Board may authorize any Person (including any Member or any Director or Officer) to enter into any agreement on behalf of the Company and perform the obligations of the Company thereunder.

(c) Committees.

(i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii) For as long as Partnership Interests are listed on a national securities exchange that requires an independent audit committee, the Board shall have an audit committee comprised entirely of Independent Directors, and no Mach Director or BCE Director shall be permitted to serve as a member of the audit committee unless such Director meets the requirements of an “Independent Director.” Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Partnership Interests of the Partnership are listed or admitted to trading, as amended from time to time.

(iii) The conflicts committee of the Board shall be comprised entirely of Independent Directors, and no Mach Director or BCE Director shall be permitted to serve as a member of the conflicts committee unless such Director meets the requirements of an “Independent Director.”

(d) Chairman of the Board. The Directors may unanimously select a chairman (the “Chairman”) of the Board. The Chairman of the Board, if selected, shall be a member of the Board and shall preside at all meetings of the Board and of the partners of the Partnership. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed as Chairman of the Board either with or without Cause at any time by unanimous consent of the Members. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director. The initial Chairman of the Board shall be as set forth on Exhibit B.

Section 6.5 Term of Office; Removal and Replacement.

(a) Once designated pursuant to Section 6.2, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. The Mach Member may remove, or remove and replace, any Mach Director at any time and for any reason (including without Cause) and the BCE Member may remove, or remove and replace, any BCE Director at any time and for any reason (including without Cause). The Board may remove any Director only for Cause, as determined in good faith by the Board. In the event any vacancy is created on the Board by reason of the death, disability, removal, resignation or retirement of (x) any Mach Director, the Mach Member shall (and shall have the sole right to) appoint a replacement for such Mach Director, or (y) any BCE Director, the BCE Member shall (and shall have the sole right to) appoint a replacement for such BCE Director.

(b) If either the Mach Member or the BCE Member loses its right to appoint a Director as a result of a change in its Percentage Interest pursuant to Section 6.2(a) or Section 6.2(b), then upon written notice from the Member that has gained the right to appoint a director pursuant to such sections of such Member’s Director appointment, the Director appointed by the Member that lost such appointment right shall be deemed to have automatically resigned, and the director identified as being appointed in such notice shall automatically be appointed.

Section 6.6 Meetings of the Board and Committees.

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman, a majority of the Directors (or a majority of the members of such committee), a Mach Director or a Member upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors, including a Mach Director, (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an electronic mail message, and shall be directed to the address, or electronic mail address as such Director (or member) shall designate by notice to the Company. The business to be transacted at, and the purpose of, any regular or special meeting of the Board (or committee) shall be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person, participating in accordance with Section 6.6(b), or represented by proxy, shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 6.8 shall be deemed to be acts of the Board (or such committee).

Section 6.7 Compensation of Directors. Unless otherwise restricted by the Act or other Applicable Law, the Board shall have the authority to fix the compensation of the Directors; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. Subject to the immediately preceding sentence, the Directors may be paid their reasonable and documented out-of-pocket expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary or other compensation as a Director. Members of special or standing Board committees may also be paid their expenses, if any, and an additional sum, salary or other compensation for attending Board committee meetings.

Section 6.8 Voting.

Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of all Directors (or members of such committee) or (ii) the unanimous written consent (in lieu of meeting) of all Directors (or members of such committee). Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

Section 6.9 Authority of the Board and the Officers.

Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided that any authority or function of the Board may be delegated by the Board to the Officers. The Officers shall be vested with such powers and duties as are set forth in Section 7.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law.

Section 6.10 Devotion of Time.

The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent applicable, in their capacity as employees of the Company).

Section 6.11 Certificate of Formation.

The Delaware Certificate was filed with the Secretary of State of the State of Delaware as required by the Act and certain other certificates or documents it determined in its discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states. The Board shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Board to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Board to be necessary or appropriate, the Board shall cause the Officers to file amendments to and restatements of the Delaware Certificate and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.

Section 6.12 Benefit Plans.

The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Company to issue interests of the Company (or to exercise its authority to cause the Partnership to issue Partnership Interests), in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by any Group Member or any Affiliate thereof, in each case for the benefit of employees of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.

Section 6.13 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.13, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.13 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.13(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.13, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 6.13.

(c) The indemnification provided by this Section 6.13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee; provided, that any right of indemnification (including the right to advancement of expenses) of an Indemnitee provided under this Agreement and the Partnership Agreement shall be the primary source of indemnification (with the right of indemnification under the Partnership Agreement primary to rights under this Agreement) and any other indemnification or similar rights of an Indemnitee shall be secondary to rights under this Agreement or the Partnership Agreement.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, the BCE Member, the Mach Member, its Affiliates, the Indemnitees and such other Persons as the Members shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.13, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.13(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.13 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise not prohibited by the terms of this Agreement.

(h) The provisions of this Section 6.13 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.13 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.13 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 6.13(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.13 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF INDEMNIFYING OR EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.14 Limitation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, any Joint Venture Agreement, under the Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in the Company or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The Company may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Company shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Company in good faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members or to any other Persons who have acquired an interest in the Company or are otherwise bound by this Agreement, the Company and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Company’s business or affairs shall not be liable to the Company, the Members, or any other Persons who have acquired interests in the Company or are bound by this Agreement for its good faith reliance on the provisions of this Agreement

(d) Any amendment, modification or repeal of this Section 6.14 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.14 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.15 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act for and on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Members hereby waive any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by any Officer authorized by the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of and in the name of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 6.16 Other Business of Members.

(a) Existing Business Ventures. The Members, each Director and their respective affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or Profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b) Business Opportunities. Neither of the Members, any Director or any of their respective affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership even if such opportunity is of a character that the Company, the Partnership or any of their respective Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Members, each Director or any of their respective affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Section 6.17 General Partner Contribution.

Notwithstanding anything in this Agreement to the contrary, the Board shall have the right by delivery of written notice to the Members to require the Company, the Board and the Members (in their capacities as Members and, to the extent applicable, as holders of Common Units) on their own behalf and on behalf of their respective Member Groups, take all necessary action to (a) transfer all of the outstanding Membership Interests to the Partnership for no additional consideration; (b) amend the Partnership Agreement to provide the holders of Common Units with voting rights in the election of the members of the board of directors of the Company, as the general partner of the Partnership; and (c) amend this Agreement to reflect the provisions in the amended Partnership Agreement providing the holders of Common Units with voting rights in the election of the members of the board of directors of the Company, as general partner of the Partnership.

Article VII
OFFICERS

Section 7.1 Officers.

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 7.1, who shall be responsible for the day-to-day business affairs of the Company, subject to, other than as provided in the Master Services Agreement, the overall direction and control of the Board. The Officers shall have the titles, power, authority and duties described in this Section 7.1, and as conveyed to them under the Master Services Agreement. Each Officer holding a title that is the same as or is similar to a title typically held by an officer of a corporation formed under the DGCL is hereby delegated the same authority and functions as such Officer could exercise if he/she were an officer of such a corporation. The Officers of the Company as of the date hereof are set forth on Exhibit C.

(b) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed only by the Board. For any removal without Cause, removal shall require unanimous approval by the Board, other than the Officer if he or she is a Director. Vacancies in any office may be filled only by unanimous consent of the Board.

(c) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(d) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 7.2 Compensation.

The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (i) maintained on the basis of a Fiscal Year that is the calendar year and (ii) maintained on an accrual basis in accordance with U.S. Generally Accepted Accounting Principles, consistently applied.

Section 8.2 Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Members:

(a) Within 120 days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year.

(b) Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Members on or before June 15 following the end of each calendar year of their respective income tax returns with respect to such year.

Section 8.3 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Article IX
TAX MATTERS

Section 9.1 Tax Returns.

The Company shall prepare and timely file any U.S. federal, state and local and foreign tax returns required to be filed by the Company. Unless otherwise determined by the Board, any income tax return of the Company shall be prepared by an independent public accounting firm selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. To the extent applicable, the Company shall deliver to each Member as soon as applicable after the end of each calendar year a Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 9.2 Tax Status.

To the extent applicable, it is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the Board, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 9.3 Tax Elections.

To the extent applicable, the Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(d) any other election the Board may deem appropriate and in the best interests of the Company.

Section 9.4 Partnership Representative.

(a) Partnership Representative. To the extent applicable, the BCE Member shall be the “partnership representative” as provided in Section 6223(a) of the Code (or any similar provision of state, local or foreign law, the “Partnership Representative”), unless it elects, at any time, not to be the Partnership Representative or so designates another Member, and shall appoint a “designated individual” meeting the requirements of Treasury Regulations Section 301.6223-1(c)(3). Each Member, by the execution of this Agreement, consents to such designation of the Partnership Representative and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public office, such documents as may be necessary or appropriate to evidence such consent.

(b) Duties and Rights of Partnership Representative. The Partnership Representative shall keep the Mach Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member or the Company pursuant to the Partnership Audit Rules (such administrative proceeding referred to hereinafter as a “tax audit” and such judicial proceedings referred to hereinafter as “judicial review”); provided that the Partnership Representative shall have the sole authority to act on behalf of the Company in any such tax audit or judicial review, including the authority to make the election under Section 6226 of the Code. If the Partnership Representative, on behalf of the Company, receives a notice with respect to a tax audit of the Company from the Secretary of the Treasury, the Partnership Representative shall, within ten (10) business days of receiving such notice, forward a copy of such notice to the Mach Member. The Partnership Representative shall not enter into any settlement agreement with respect to any such tax audit or judicial review without obtaining the consent of the Mach Member.

(c) Inconsistent Treatment. If any Member intends to file a notice of inconsistent treatment under Code Section 6222(c), such Member shall give reasonable notice under the circumstances to the Company and the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

(d) Expenses of Partnership Representative. The Company shall indemnify and reimburse the Partnership Representative for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any tax audit or judicial review. The payment of all such expenses shall be made before any distributions are made or any discretionary reserves are set aside by the BCE Member. Neither the BCE Member nor any other person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any reasonable expense by the Partnership Representative in connection with any such tax audit or judicial review, except to the extent required by law, is a matter in the sole discretion of the Partnership Representative and the provisions on indemnification set forth in Section 6.13 of this Agreement shall be fully applicable to the Partnership Representative in its capacity as such.

Article X
DISSOLUTION, LIQUIDATION AND TRANSFER

Section 10.1 Dissolution.

(a) The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon:

(i) an election to dissolve the Company by the Members;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iii) a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

(b) No other event shall cause a dissolution of the Company.

Section 10.2 Effect of Dissolution.

Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Members shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member having the largest Percentage Interest at the time of commencement of the Company’s dissolution shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 10.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 10.3 Application of Proceeds.

Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including to the Members to the extent permitted by applicable law) and the expenses of liquidation;

(b) Second, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Members, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c) Thereafter, the remainder to the Members pro rata in proportion to their respective Percentage Interests.

Section 10.4 Transfer of Membership Interests.

(a) Restriction on Transfers. Except for any Permitted Transfer, no Member may directly or indirectly transfer any Membership Interests in the Company to a non-Member without the express written consent of Members holding a majority of the Percentage Interest, which consent may be withheld in such Members’ sole and absolute discretion.

(b) Permitted Transfers. Notwithstanding anything to the contrary set forth herein, the restrictions set forth in this Section 10.4 shall not apply with respect to any transfer of Membership Interests by any Member (each a “Permitted Transfer”) (i) subject to Section 10.4(c), in the case of a Member that is a natural person, by will or pursuant to applicable laws of descent and distribution or to or among such Member’s family members or trusts or other similar estate planning vehicles established for their benefit (“Family Transferees”), and (ii) in the case of any other Member, to its Affiliates that remain Affiliates of the transferor at all times following such transfer. Prior to any proposed transferee’s acquisition of Membership Interests pursuant to a transfer permitted by this Section 10.4, such proposed transferee must agree to take such Membership Interests subject to and fully bound by the terms of this Agreement applicable to such Membership Interests by executing a joinder to this Agreement in a form reasonably acceptable to the Board.

(c) Effect of Non-Compliance.

(i) Improper Transfers Void: Any purported transfer of a Membership Interest not inconformity with this Section 10.4 shall be null and void ab initio and of no force or effect whatsoever; provided, that any such attempted transfer may be a breach of this Agreement, notwithstanding that such attempted transfer is void.

(ii) Other Consequences. Without limiting the foregoing, if any Membership Interest is purported to be transferred in whole or in part, directly or indirectly, in contravention of this Section 10.4, the Person to whom such purported transfer was made (or the Member, if the transfer is an indirect transfer) shall not be treated as a Member hereunder for any purposes, including not being entitled to any rights to participate in the management, voting, business or affairs of the Company or to inspect or copy the Company’s books or records, and all Membership Interests purported to be transferred (or held by such Member, if the transfer is an indirect transfer) shall be automatically reallocated among the other Members in proportion to their respective ownership of Membership Interests.

Article XI
GENERAL PROVISIONS

Section 11.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Members under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when received by electronic message or when sent by first class United States mail or by other means of written communication to the Members at the address described below. Any notice to the Company shall be deemed given if received by a President at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Members or other Person if believed by it to be genuine.

If to the Members, to the address on record with the Company (as such address may be updated by a Member from time to time by notice to the Company)

If to the Company:

Mach Natural Resources GP LLC
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
Attn: General Counsel
E-mail: mreel@machresources.com

Any notice to be sent to a Member shall be to the address set forth on Exhibit A for the applicable Member.

Section 11.2 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 11.3 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 11.4 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall be reformed, construed and enforced, so as to give full effect to such remaining provisions to the greatest extent permissible.

Section 11.5 Jurisdiction; Venue.

Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of such courts with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in such courts. Each party hereto (i) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (ii) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (ii) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (iii) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 11.6 Amendment or Modification.

Except as otherwise specifically provided herein, this Agreement may be amended or modified from time to time only by a written instrument signed by Members holding a majority of the Percentage Interests; provided that no amendment may by its terms adversely amend any of the rights, preferences or priorities disproportionately among holders of Membership Interests without the prior written consent of a majority of the disproportionately impacted holders of the Membership Interests; provided, further, that for so long as the Mach Member and its Member Group owns any Membership Interests, no amendment or modification to, or waiver of, Section 4.1 (second sentence), Section 5.1, Section 6.1, Section 6.2, except that this proviso shall not prohibit the amendment of Section 6.2(b) to give effect to the BCE Member’s assignment of the right to appoint one or more of the BCE Directors to a transferee (or one of such transferee’s Affiliates) of all or a portion of the BCE Member’s Membership Interest, Section 6.4, Section 6.5, Section 6.6(c), Section 6.8, Section 6.9, Section 6.13, Section 6.14, Section 6.16, Section 7.1, Section 10.4, this Section 11.6 or Section 11.7, or any of the defined terms used in such sections, that by its terms adversely affects the rights of the Mach Member shall be made without the prior written consent of the Mach Member.

Section 11.7 Third Party Beneficiaries.

The Members agree that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[The Remainder Of This Page Is Intentionally Blank]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.

BCE-Mach AGgregator llc

By:
Name:
Title:

mach resources llc

By:
Name:
Title:

Signature Page

EXHIBIT A(1)

UNITS OF THE MEMBERS IN MACH NATURAL RESOURCES GP LLC AND PERCENTAGE INTERESTS

MEMBER	Membership Interests	Percentage Interest	Capital Contribution
BCE-Mach Aggregator LLC	802.6	80.26%	$802.60
Mach Resources LLC	197.4	19.74%	$197.40
Total	1,000.0	100.00%	$1,000.00

(1) Exhibit remains subject to update based upon pro forma ownership of Partnership.

EXHIBIT A

Exhibit B

DIRECTORS

Tom L. Ward	Director
William McMullen	Chairman of the Board of Directors
Edgar Giesinger	Director
Stephen Perich	Director
Frank Keating	Director

EXHIBIT B

Exhibit C

OFFICERS

Tom L. Ward	Chief Executive Officer
Kevin R. White	Chief Financial Officer
Daniel T. Reineke, Jr.	Executive Vice President, Business Development
Michael E. Reel	General Counsel and Secretary

EXHIBIT C